May 27, 2003




Jennifer North
195 Stanley Ave
Ottawa, Ontario
K1M 1P2,

Dear Ms North:

We are pleased to make an offer of employment to you for your consideration, for the position of Chief Financial Officer reporting to me, Michael Cowpland, President & CEO off Zim Technologies International Inc. (the "Company") with a starting date to be determined.

Your position, responsibilities and reporting duties have been outlined to you during your interview but they may be altered from time to time to meet the changing needs of the Company.

In making this offer, we are relying on your representation that you will not, by joining the Company, breach any non-disclosure, proprietary rights, non-competition, non-solicitation or other covenants in favour of any other person.

You agree to devote your entire employable time, ability and attention to the Company's business and shall use your best efforts to promote the interests of the Company. It is understood and agreed that you shall not, during your period of employment, engage in any other business or employment that may detract from the full performance of your duties without the prior written consent of the Company.

1. Salary: Your starting gross salary shall be Cdn.$85,000.00 per annum payable semi-monthly.

2. Share Option Plan: You will be eligible to participate in the Employee Stock Option Plan. We will grant you options to acquire 262,500 common shares based on Board of Director's approval, in the capital of the Company, and said options shall vest on the date of Board approval. The option price per share is set at time of board approval and said options shall expire if not exercised within 3 years from the date of grant. If your employment with the Company is terminated for whatever reason, you must exercise these options within 60 days of the date of the termination of your employment.

3. Employee Benefits: You will be entitled to participate in the Group Insurance Plan that includes Medical/Dental/Vision coverage as well as Life/AD&D/Short and Long Term Disability insurance effective your start date based on approval from ZIM's benefits provider.

4. Vacation: You will be entitled to three (negotiated four) weeks vacation with pay during each complete year of your employment, which must be taken at times mutually convenient to you and the Company. Vacation is accrued at the rate of 1.25 (1.667) days per month to a maximum of fifteen (twenty) days per year.

5. Termination: The Company may terminate your employment at any time without cause upon providing you with written notice or, at the Company's option, pay in lieu of notice plus applicable statutory severance in accordance with and limited to the provisions of the Employment Standards Act (Ontario), as such statute may be amended from time to time. You acknowledge that you will have no further entitlements on termination other than as set out above. The Company may terminate your employment without notice or compensation at any time for cause. You may terminate your employment with the Company upon providing four weeks written notice to the Company.


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                                                                  Jennifer North
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6.       Company Policies: The Company has established a set of policies by which it operates. These policies are identified in the Employee
         Manual. As an employee of the Company, you are required to operate according to the policies. The Employee Handbook is posted on ziminfo/Human Resources for your reference.

7. Confidential Information: You will be required to sign an Intellectual Property and Confidential Information Agreement in the form attached. This letter agreement, including the attached Intellectual Property and Confidential Information Agreement, constitutes the entire agreement between us with respect to your employment with the Company and no other representations, negotiations or conditions, either verbal or written, shall be of any force or effect except as expressly agreed to in writing between us.

8. Non-Competition: On the termination of employment for any reason, you shall not for a period of 6 months directly or indirectly engage in, or provide services to, any business that is involved in the development, manufacture, marketing or sales to ZIM's direct competitors without the prior written consent of ZIM Technologies International Inc.

9. Non-Solicitation: You shall not for a period of 6 months after termination, either as an individual or as a member of a firm, or a shareholder in a corporation, solicit, engage in, assist, or be interested in or connected with any other person, firm, or corporation soliciting any customer known by you to be a customer of ZIM.

10. Equitable Relief: You acknowledge and agree that, due to the unique nature of Confidential Information and competitive aspects of the business, there can be no adequate remedy at law for breach of Sections 7, 8 and 9 and that such breach would cause irreparable harm to the Company; therefore, the Company shall be entitled to seek immediate injunctive relief in addition to whatever remedies it might have at law.

11. Survival: Notwithstanding any provision to the contrary, Sections 7, 8 and 9 will survive termination of this Agreement.

This offer remains valid until May 28, 2003 at 4:00 p.m. Please indicate your agreement to these terms by signing below, returning one signed copy of this letter agreement together with a signed copy of the attached Intellectual Property and Confidential Information Agreement to the Company and retaining one copy of each agreement for your records.

We look forward to working with you.

Yours very truly,




/s/ Michael Cowpland
---------------------
Michael Cowpland
President & CEO



                    I have read the above noted offer setting out the terms and conditions of employment with ZIM Technologies International Inc. and I hereby acknowledge and agree to the same.


                    Dated at Ottawa, this 27th day of May, 2003.


                    /s/ Jennifer North
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                    Signature

                    Jennifer North
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                    Please Print Name

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